Exhibit 12(b)

                          Entergy Gulf States, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                               1997      1998      1999      2000      2001
Fixed charges, as defined:
  Total Interest charges                                      $180,073  $178,220  $153,034  $158,949  $174,368
  Interest applicable to rentals                                15,747    16,927    16,451    18,307    18,520
                                                              ------------------------------------------------

Total fixed charges, as defined                                195,820   195,147   169,485   177,256   192,888

Preferred dividends, as defined (a)                             30,028    32,031    29,355    15,742    13,017
                                                              ------------------------------------------------
Combined fixed charges and preferred dividends, as defined    $225,848  $227,178  $198,840  $192,998  $205,905
                                                              ================================================
Earnings as defined:

Income (loss) from continuing operations before
extraordinary items and
  the cumulative effect of accounting changes                  $59,976   $46,393  $125,000  $180,343  $179,444
  Add:
    Income Taxes                                                22,402    31,773    75,165   103,603    82,038
    Fixed charges as above                                     195,820   195,147   169,485   177,256   192,888
                                                              ------------------------------------------------

Total earnings, as defined (b)                                $278,198  $273,313  $369,650  $461,202  $454,370
                                                              ================================================
Ratio of earnings to fixed charges, as defined                    1.42      1.40      2.18      2.60      2.36
                                                              ================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  1.23      1.20      1.86      2.39      2.21
                                                              ================================================

(a) "Preferred dividends," as defined by SEC regulation S-K are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.